EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

August 19, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES SECOND QUARTER

AND SIX MONTHS 2009 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the second quarter and six months ended June 30, 2009.

Net sales for the second quarter ended June 30, 2009 were $2,553,000, compared to $2,872,000 for the same period in 2008, a decrease of 11.1%. For the second quarter ended June 30, 2009 the Company had a net loss, including discontinued operations, of $1,636,000, or $.65 per diluted share, compared to a net loss of $833,000, or $.33 per diluted share, for the prior year period. Discontinued operations, related to the closure of the Company’s distribution facilities during 2009 and 2008, accounted for losses of $653,000, or $.26 per diluted share, and $1,009,000, or $.40 per diluted share, in the second quarter of 2009 and 2008, respectively.

Net sales for the six months ended June 30, 2009 were $4,678,000, compared to $5,364,000 for the same period in 2008, a decrease of 12.8%. The Company realized a net loss, including discontinued operations, for the six months ended June 30, 2009 of $2,434,000, or $.96 per diluted share, compared to a net loss including discontinued operations of $2,786,000, or $1.11 per diluted share, for the same period in 2008. Discontinued operations, accounted for losses of $1,268,000, or $.50 per diluted share, and $2,552,000, or $1.02 per diluted share, for the 2009 and 2008 respective six month periods.

Results of operations for the second quarter and six months ended June 30, 2009 were adversely affected by the on-going decline in construction activity and the Company’s subsidiary, Just-Rite Supply, Inc., terminating all operations of its distribution facilities on June 11, 2009. Just-Rite entered into an Assignment for the Benefit of Creditors in which all assets of Just-Rite, subject to any liabilities thereof, were transferred to the Assignee to sell and liquidate for the benefit of creditors pursuant to Florida State Law. Restructuring fees and other costs associated with this transaction, including a charge against operations for an estimated loss contingency of $627,000, had a significant effect on the Corporation’s continuing results of operations for the 2009 second quarter and six month periods.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “The closure of the distribution facilities formerly operated by our subsidiary, Just-Rite Supply, Inc., through an Assignment for the Benefit of Creditors provides an orderly process for the discontinuance of its operations and relieves the Company of having to fund the significant operating losses related to those former operations. For example, the balance outstanding under the line of credit with our commercial lender has been reduced from $1,558,000 at June 30, 2009 to $504,000 at August 17, 2009. Further, we believe this restructuring enables the Company to better focus its efforts on the manufacturing operations conducted by our subsidiary, Premix-Marbletite Manufacturing Co. Since June 30, 2009, we have continued to make reductions in personnel and consolidated our manufacturing operations by

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shifting the manufacturing in Pompano Beach, Florida to our facility in Winter Springs, Florida. Historically, the Company has always generated a greater rate of profitability from its manufacturing facilities, as compared to the distribution facilities, and we believe these continuing operations can provide a solid foundation for our Company to build upon as economic conditions improve.”

For more information, please refer to the Company’s Form 10-Q for the second quarter and six months ended June 30, 2009 which was filed with the Securities and Exchange Commission on August 19, 2009 and which will be available on the Company’s website www.imperialindustries.com shortly.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

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IMPERIAL INDUSTRIES, INC.

Financial Highlights

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2009	2008*	2009	2008*
Net Sales	$4,678,000	$5,364,000	$2,553,000	$2,872,000

(Loss) income from continuing operations, net of taxes	$(1,166,000)	$(234,000)	$(983,000)	$176,000
Loss from discontinued operations, net of taxes	(1,268,000)	(2,552,000)	(653,000)	(1,009,000)

Net loss	$(2,434,000)	$(2,786,000)	$(1,636,000)	$(833,000)

Earnings per Common Share:

(Loss) earnings from continuing operations - basic and diluted	$(0.46)	$(0.09)	$(0.39)	$0.07
Loss from discontinued operations - basic and diluted	(0.50)	(1.02)	(0.26)	(0.40)
Net loss per share - basic and diluted	$(0.96)	$(1.11)	$(0.65)	$(0.33)

Weighted average shares outstanding - basic and diluted	2,533,085	2,514,720	2,533,085	2,514,430

*The 2008 results of operations contain certain amounts that have been reclassified to conform with the current period discontinued operations presentation.

Notes to Financial Highlights

1) In 2009, (loss) gain from continuing operations includes a loss contingency of $627,000 for the six month and three month periods ended June 30, 2009.

2) In 2008, (loss) gain from continuing operations includes an income tax benefit of $385,000 and $427,000 for the six month and three month periods ended June 30, 2008, respectively.